UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 16, 2010

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into a Material Definitive Agreement

PLACEMENT AGENCY AGREEMENT
On March 16, 2010, the Company  entered into a placement agency agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of 9,312.5 shares of the Company’s Series C Convertible Preferred Stock (“preferred stock”) and warrants in a registered direct public offering. Pursuant to the placement agency agreement, the Company has agreed to pay the Placement Agent an aggregate fee equal to 5% of the gross proceeds received in the offering, including proceeds received by the Company upon exercise of the warrants, if any, and a warrant to purchase shares of common stock equal to 6% of the aggregate number of shares sold in the offering at an exercise price of 125% of the public offering price per share and an expiration date of March 16, 2015.  The Company has also agreed to reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount not to exceed 0.8% of the gross proceeds received by the Company in the offering.

REGISTERED DIRECT OFFERING
On March 16, 2010, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell an aggregate of  9,312.5 shares of its preferred stock and warrants to purchase 12,500,000 shares of its common stock to such investors for gross proceeds of approximately $9.3 million.

Each share of Preferred Stock has a stated value of $1,000 per share (the “Stated Value”).  The Preferred Stock is convertible into the number of shares of common stock, $.001 par value (the "Common Stock") determined by dividing the Stated Value of the Preferred Stock by the conversion price per share of is $.3725.   The conversion price is subject to certain adjustments for stock splits, stock dividends, combinations of shares and similar recapitalization transactions.  The Preferred Stock accrues dividends at the rate of 9.261% per annum, payable semi-annually on June 30 and December 31, commencing on June 30, 2010 and on each Conversion Date until March 16, 2015.  The Certificate of Designation includes a provision under which the Company has deposited with an Escrow Agent $4,312,500 of the gross proceeds of the offering (the “Escrow Amount”).  If the Preferred Stock is converted prior to March 16, 2015, the Escrow Amount will be used to pay to the holder, upon conversion, an amount equal to $463.09 per $1,000 of Stated Value converted, less the amount of dividends paid prior to the conversion date.

Subject to certain ownership limitations, the warrants are immediately exercisable for a five year period thereafter after closing at an exercise price of $.31 per share. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The net proceeds to the Company from the registered direct public offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $5.0 million.  The offering is expected to close no later than March 19, 2010, subject to the satisfaction of customary closing conditions.  After giving effect to the offering, the Company has 176,266,563 shares of common stock outstanding.

The preferred stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants and conversion of the preferred stock will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-162720), which became effective on January 19, 2010. A copy of the opinion of Moye White LLP relating to the legality of the issuance and sale of the shares of preferred stock, warrants and shares of common stock issuable upon exercise of the warrants and conversion of the preferred stock in the offering is attached as Exhibit 5.1 hereto.

 The foregoing summaries of the terms of the placement agency agreement, the securities purchase agreement, certificate of designation and the warrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 4.1, 4.2, and 10.1 respectively, and incorporated herein by reference.  In addition a copy of the press release related to the transaction is attached as exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement, dated March 16, 2010, by and between Evergreen Energy, Inc. and Rodman & Renshaw, LLC *
4.1	Form of Common Stock Purchase Warrant to be issued by Evergreen Energy, Inc. and the investors in the offering. *
4.2 4.3	Form of Certificate of Designation for Series C Convertible Preferred Stock * State of Delaware Certificate of Correction
5.1	Opinion of Moye White LLP *
10.1	Form of Securities Purchase Agreement, dated March 16, 2010, by and between Evergreen Energy, Inc. and the investors in the offering. *
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press Release dated March 16, 2010. *
__________
* previously filed with our 8-K filed March 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: March 17, 2010	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
1.1	Placement Agency Agreement, dated March 16, 2010, by and between Evergreen Energy, Inc. and Rodman & Renshaw, LLC *
4.1	Form of Common Stock Purchase Warrant to be issued by Evergreen Energy, Inc. and the investors in the offering *
4.2 4.3	Form of Certificate of Designation for Series C Convertible Preferred Stock * State of Delaware Certificate of Correction
5.1	Opinion of Moye White LLP *
10.1	Form of Securities Purchase Agreement, dated March 16, 2010, by and between Evergreen Energy, Inc. and the investors in the offering. *
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press Release dated March 16, 2010. *
__________
* previously filed with our 8-K filed March 17, 2010